EXHIBIT 10.8

PROJECT DEVELOPMENT AGREEMENT

This Agreement is entered into this 6th day of November, by and between ALL Energy Company, a Delaware corporation ( “Client”), and Delta-T Corporation, a Virginia corporation ( “Delta-T”), which parties may be referred to individually as a “Party” or jointly as the “Parties”, in light of the following facts:

A. In September 2006, Client and B. Swain, inter alia, entered into a Stock Subscription Agreement (the “Subscription”) relating to the sale and issuance of common stock of Client, subject to certain terms and conditions;

 B. One of the terms of the Subscription was an agreement by B. Swain, as owner of Delta-T, to cause Delta-T to negotiate, in good faith, a development agreement relating to the development of five ethanol production facilities and to enter into such contracts. Client agreed to so negotiate, in good faith, and to enter into such contract. It is the purpose of this Agreement to serve as the development agreement referred to in the Subscription;

 C. The Subscription further stated that B. Swain and R. Swain, as majority owners of Pacesetter Management Group, LLC (“Pacesetter”), would cause Pacesetter to negotiate, in good faith, an agreement under which Pacesetter would manage the operations of the five ethanol production facilities intended to be developed by Client (the “Pacesetter Agreement”). This Agreement is not part of an agreement with Pacesetter;

 D. This Agreement was termed the “Delta-T Agreement” in the Subscription. The Subscription created a right in certain individuals to purchase an aggregate of 714,285 shares of the common stock of Client. The right to purchase common stock of Client, as stated herein, was made conditional on the mutual execution of both this Agreement (the Delta-T Agreement therein) and the Pacesetter Agreement. This Agreement, upon its execution between Client and Delta-T, will constitute satisfaction of the condition precedent to the right of R. L. Bibb Swain, Rob Swain, James Broghammer, Scott D. Zabler and John F. Hopkins, Jr., relating to the execution of this Agreement;

 5. Delta-T is experienced in the business of developing ethanol production projects, as well as in the design of ethanol processes using the dry-milling method and in the supply of commercial technologies and other items related to the production of fuel ethanol;

 6. Client has determined to locate the first of the five ethanol production facilities contemplated by this Agreement in the City of Manchester, Iowa;

 7. Client intends to develop a plant capable of producing approximately 100,000,000 gallons per year of fuel ethanol, utilizing the dry-milling process, together with all associated commercial by-products;

 8. Client desires to engage Delta-T as an independent contractor to provide products and services as provided herein. Except as set forth in paragraph VII hereinbelow, this engagement is not related to any other contract or agreement with any person, firm or entity not a party hereto; and

 9. Client has tentatively determined to engage Kraus-Anderson Construction Company, Minneapolis, Minnesota, as its prime contractor for the design and construction of the proposed Manchester, Iowa, facility, on either a turn-key or cost-plus basis.

 NOW, THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, it is hereby agreed by and between the parties:

I. SCOPE OF ENGAGEMENT

 The parties acknowledge and agree that this Agreement relates to the development of five (5) ethanol plants to be built by Client. This Agreement relates specifically to the Manchester, Iowa, site selected by Client for its first facility, but also is applicable to four additional facilities, each of which will be the subject of a numbered addendum to this Agreement to identify each new plant location and to republish and reaffirm this Agreement. Except for the changes in the plant-site identification, the terms and conditions of this Agreement shall remain in force and constitute the continuing binding obligations of the parties for a total of five plant development projects.

 It is agreed that the scope of the engagement of Delta-T in this Agreement is the work required to put Client in a position to negotiate a definitive design and build contract with the contractor of Client’s choice. Kraus-Anderson Construction Company is currently the choice of Client, but the final selection of a design and build contractor has not been made.

II. OBLIGATIONS OF DELTA-T

 Delta-T agrees to perform the following tasks in furtherance of the development of the project:

 A. Scheduling. Delta-T is to develop and deliver to Client a Gantt Chart relating specifically to the tasks undertaken to be accomplished under this Agreement in sub-paragraphs B. through I. below, as soon as practicable after execution of this Agreement. The project time line on the Gantt Chart shall not exceed 120 days;

 B. Site Options. Delta-T is to assist Client or Client’s agent in selection of the most appropriate technical and site options for site utilization in conformity with the facility specifications;

 C. Site Layout. Delta-T is to develop a preliminary general arrangement drawing for the plant, utilizing Client’s site physical and geo-technical data;

 D. Plant Specifications. Delta-T is to create, in cooperation with Client or Client’s agent, definitive physical plant specifications;

 E. Plant Operations. Delta-T is to develop profitability analyses for plant operation related to product selection alternatives;

 F. Environmental. Provide definitive estimated plant emissions projections for use of Client or Client’s agent in pursuing environmental permits, certifications and/or licenses;

 G. Business Plan. Delta-T is to assist Client in development of a business plan for Client;

 H. Project Financing. Delta-T is to develop professional presentation-quality technical and economic date for Client’s use in making presentation to investors and/or lenders; and

 I. Process Engineering. Delta-T is to provide a process engineering package providing sufficient data to be used as the basis of estimating the construction costs of the processing aspects of the proposed facility (“Schedule A Package”).

 It is acknowledged by the parties that Client currently intends to use a representative of Kraus-Anderson Construction Company as its agent, and references herein to “Client’s agent” refer to such person.

III. OBLIGATIONS OF CLIENT

 Client agrees that, in effectuating this Agreement, it will take no action adversely affecting the ability of Delta-T to perform its obligations hereunder.

 Client further agrees that:

 A. It will cooperate fully with, and provide to, Delta-T all things to be undertaken and provided under the provisions of subparagraphs B, C, D and G of paragraph II above, to the best of its ability; and

 B. It will pay to Delta-T the agreed payments as provided in paragraph IV, in a timely manner in accordance with the terms of said paragraph IV.

IV. PAYMENT - TIME OF PAYMENT

 Project Development Services. Client agrees to pay to Delta-T for the performance by it of its obligations hereunder the aggregate amount of $500,000 for each of five (5) plants. Payment for each shall be made as follows:

 Plants 1 and 2

 A. Payment of $100,000 on the mutual execution of this Agreement;

 B. Payment of $100,000 on the date that marks one-third of the total project time set forth on the Gantt Chart prepared by Delta-T and delivered to Client pursuant to subparagraph A of paragraph II;

 C. Payment of $100,000 on the date that marks two-thirds of the total project time set forth on the said Gantt Chart; and

 D. Payment of $200,000 (plus any remaining balances of B. and C.) upon receipt of invoice from Delta-T certifying that the work contemplated by this Agreement is compete and the Schedule A Package has been delivered.

 Plants 3 – 5

Payment of $1,500,000 shall be made upon Client’s request for services on any of the three remaining plants.

 Late Payment Penalty. Client agrees to pay to Delta-T a late-payment fee of 1% per month, until paid, on all sums owing to Delta-T hereunder that are thirty-days overdue.

V. CONFIDENTIALITY

 It is acknowledged by the parties that certain of the information to be provided by Delta-T in performance of its obligations hereunder will contain proprietary, trade secret and copyrighted materials owned by Delta-T and relating to its ethanol processing technology. Inasmuch as it is the intention of this Project Development Agreement to put Client in a position to accept proposals for design and build construction contracts for construction of the proposed ethanol facility, it is necessary that Client have a limited license with regard to such information in order to provide information for making estimates as contemplated in subparagraph I of paragraph II, above. Execution of this Agreement by Delta-T will be deemed to be the grant of a limited license to use the proprietary, trade secret and/or copyrighted materials as necessary in presenting facility descriptive information to Kraus-Anderson Construction Company, or such other company chosen by Client, for the purpose of estimating the cost of construction those parts of the facility designed specifically to accommodate Delta-T’s proprietary fuel ethanol production process. In this regard, Client covenants that it will exploit its limited license for no other purpose than that stated herein and that it will not copy, reproduce or otherwise violate its limited license. It is agreed that the licensed information, data, processes, copyrights and drawings depicting such items, if any, shall remain the property of Delta-T and shall be returned to Delta-T at such time as Client has entered into a definitive agreement for the design and construction of the proposed ethanol facility, or upon termination of this Agreement.

 Additionally, Client agrees that, prior to disclosure of any of Delta-T’s proprietary, trade secret and/or copyrighted material to anyone, it will first obtain a written confidentiality agreement to protect Delta-T from unauthorized use of the licensed materials. Client will provide a copy of each confidentiality agreement so obtained to Delta-T on execution thereof. Furthermore, Client may disclose such confidential information as it is required to disclose in order to comply with applicable law, rule or regulation, provided that it takes whatever steps necessary to protect the confidentiality of such information the full extent allowed by such law, rule or regulation.

VI. TERM AND TERMINATION

 Term. The term of this Agreement shall be the period of time required to provide services as provided hereunder for five ethanol plants to be built by Client. It is anticipated by the parties that this period of time will be of approximately five (5) years duration.

 Termination. This Agreement may be terminated by either party on the default in performance of the obligations of a Party to this Agreement (the “defaulting party”). In such event, the non-defaulting party shall give written notice to the defaulting party of the failure of performance and the nature thereof. The defaulting party shall have a reasonable time within which to cure such default in performance, but not in excess of ten (10) calendar days. Should the defaulting party fail or refuse to cure the default in performance within ten (10) calendar days from the date of notice thereof, then the non-defaulting party may elect to terminate this Agreement as to the then current ethanol plant project or all subsequent projects.

 A failure of a Party to notify a defaulting Party of a failure to perform its obligations hereunder on any occasion shall not constitute a waiver of its right to do so for that or any other or subsequent failure of performance.

 Project Financing. The Agreement shall terminate should Client fail to obtain Project Financing within eighteen (18) months of its execution.

VII. FUTURE AGREEMENTS

 It is acknowledged by the Parties that Client intends to enter into a design and build contract for the construction of the proposed ethanol plant with Kraus-Anderson Construction Company or another qualified contractor. Client covenants that it will include in any such construction contract, the following:

 Process License. Client will require the contractor to provide in the construction contract that the contractor will negotiate, in good faith, a License Agreement with Delta-T permitting it to utilize Delta-T’s proprietary fuel ethanol production process in the proposed ethanol facility. Delta-T shall warrant the license is fit for the use for which it is intended. The license fee for the first plant is to be $3,000,000, which shall be paid in accordance with the terms and conditions of the License Agreement, provided, however, that Client shall have secured project financing for construction of the proposed facility.

 Technology Transfer and Engineering Services Agreement. Client will require the contractor to provide in the construction contract that the contractor will negotiate in good faith a Technology Transfer and Engineering Services Agreement with Delta-T under the terms of which agreement Delta-T will agree to provide full engineering as required to complete the process engineering design for installation and use of Delta-T’s fuel ethanol production process, review all engineering performed by others to assure that it conforms to Delta-T’s process design and to train the personnel necessary to the proper operation of the licensed process after installation. Delta-T shall be paid a fee for its services as negotiated between Delta-T and the contractor; provided, however, that Client shall have secured project financing, as aforesaid.

 Procurement. Client will require the contractor to provide in the construction contract that the contractor will negotiate, in good faith, a contract for Delta-T to act as the procurement agent for the project for the procurement of the equipment necessary to Delta-T’s licensed process, that is, the process-engineered equipment that would not be needed for the project but for the use of Delta-T’s proprietary process. Procurement will be limited to those items of equipment identified by the Construction company in writing as being required.

VIII. INSURANCE

 At all times during the term of this Agreement, Delta-T shall carry general liability insurance, including contractual and completed operations insurance. Client shall be named as an additional insured under Delta-T’s policy of insurance and Delta-T shall cause such carrier to issue to Client a Certificate of Insurance.

IX. INDEMNITY

 Each of the Parties hereby indemnifies and holds harmless the other Party from and against all third party property or personal injury claims, loss, damage or liabilities, including costs of defense and reasonable attorney’s fees, to the extent caused by their respective negligent acts and omissions and arising out of their respective performances of this Agreement.

X. INDEPENDENT CONTRACTOR

 The Parties agree that Delta-T and Client are independent contractors and nothing in this Agreement shall be deemed to make either Party an agent of partner of the other, or to give either Party the right to bind the other in any way.

XI. DISPUTE RESOLUTION

  Any dispute that arises regarding the formation or terms of this Agreement, or the performance of the Parties hereunder, will be resolved exclusively by arbitration before a panel of three (3) neutral arbitrators in Des Moines, Iowa. Each Party will select one arbitrator and the two (2) thus selected shall jointly select the third. All arbitrators shall be individuals who are licensed as lawyers by the State Bar of Iowa.

 The arbitration shall be confidential and shall utilize the then existing commercial arbitration rules of the American Arbitration Association. The decision of the majority of the arbitrators shall be set forth in writing and such decision shall be binding and enforceable in any court of competent jurisdiction. The arbitrators shall award reasonable and actual attorneys fees and costs to the prevailing party, which award shall be part of the decision of the panel. Either Party, in addition to all other rights available under applicable federal or state laws, will be entitled to injunctive and other forms of equitable relief. This Section shall survive any termination of this agreement regardless of the reason for such termination and regardless of whether it is the result of any breach of this Agreement by either of the Parties.

XII. ENTIRE AGREEMENT - AMENDMENTS

 With the exception of the Non-Disclosure Agreement executed by the Parties October 27, 2006, this Agreement contains the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to this agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the Party against whom any waiver, change, amendment, modification or discharge may be sought.

XIII. BINDING EFFECT; BENEFITS

 This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective successors and assigns.

XIV. GOVERNING LAW

 The validity, performance and enforcement of this Agreement shall be construed in accordance with, and governed by the laws of the State of Iowa.

XV. FURTHER ASSURANCES

 The Parties agree to do such further acts and things and to execute and deliver such additional agreements and instruments as any Party may reasonably require to consummate, evidence, or confirm any agreement contained herein in the manner contemplated hereby.

XVI. MODIFICATION

 Any modification or waiver of any term of this Agreement must be in writing and signed by the Parties to be bound by the modification or waiver.

XVII. SEVERABILITY

 In the event any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal, or unenforceable, such portion shall be deemed severed from this Agreement, and the remaining parts hereof shall remain in full force and effect as fully as though such invalid, illegal, or unenforceable portion had never been part of this Agreement.

XVIII. TITLES AND HEADINGS

 Titles and headings of sections of this Agreement are for the convenience of reference only, are not intended to define, limit, or describe the scope or intent of any provision of this Agreement, and shall not affect the construction of any provision of this Agreement.

XIX. COUNTERPARTS

 This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ALL ENERGY COMPANY

By: /s/ DEAN SUKOWATEY
Name: Dean Sukowatey
Title: President

DELTA-T CORPORATION

By: /s/ R.L. BIBB SWAIN
Name: R.L. Bibb Swain
Title: CEO